News Release
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35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788
Contact:

John J. Zimmer	Van Negris / Lexi Terrero	Robert Cavosi
Vice President of Finance and CFO	Van Negris & Company, Inc.	Broadgate Consultants
Transcat, Inc.	212-759-0290	212-493-6981
585-352-777
FOR IMMEDIATE RELEASE
Carl E. Sassano Elected Executive Chairman
of Transcat’s Board of Directors;
Charles P. Hadeed Promoted to CEO
ROCHESTER, NY – April 10, 2007 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced that Carl E. Sassano has been elected Executive Chairman of the Board of Directors of the Company. Transcat’s President and COO Charles P. Hadeed has been promoted to Chief Executive Officer, succeeding Mr. Sassano.
Mr. Sassano has served as Chairman of the company since October, 2003 and has served as CEO for the last five years, having been named to fill the spot in March, 2002. In his sole capacity as Executive Chairman, he will continue working with Mr. Hadeed to identify and evaluate acquisition targets that have the potential to enhance Transcat’s strategic plan.
Mr. Sassano commented: “It has been a privilege to serve as Transcat’s Chief Executive Officer. Five years ago, we put in place a plan to improve Transcat’s financial performance and operational efficiencies. We said we were going to continue making improvements and that we expected to deliver profitable results for our shareholders. We did, and our stock performance reflects the results we have delivered.
“We said that improvements we would make would position us for long-term sustainable profitability and growth. Over the past three years, we achieved excellent sales growth and substantial overall growth in operating income, largely due to our substantial investments in calibration sales and service infrastructure, product marketing initiatives and increased manpower. Importantly, we increased our margins and marketing efforts, used our strong operating cash flow to substantially reduce our debt, and strengthened our balance sheet by entering into a $10 million revolving credit facility with JP Morgan Chase in November, 2006.
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Transcat, Inc.
April 10, 2007
Page Two
“These positive results are due to the hard work by the entire Transcat team and the execution of our strategic plan.
“As a key member of our senior management team, Charlie Hadeed has worked very closely with me during the past five years. We have had an outstanding working relationship and will continue to work as partners to build on the solid foundation that has been established. He is committed to creating value for our shareholders as we move to the next level in the development of our business.”
Mr. Sassano, age 57, joined Transcat’s Board of Directors in 2000, became President and Chief Executive Officer in 2002, and was elected Chairman in 2003. Previously, he was President and Chief Operating Officer of Bausch & Lomb, Inc., in 2000 and 1999, respectively, and held numerous positions at Bausch & Lomb from 1973 to 2000. He is a member of the Board of Directors of IEC Inc. (IEC.OB) and a partner in CSW Associates a Rochester-based private investment partnership. He is also a member of the Board of Directors of the Rochester Institute of Technology, WXXI (the PBS affiliate for the Greater Rochester area), and the Eastman Dental Center Foundation.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration and repair services through eleven Calibration Centers of Excellence strategically located across the United States, Canada and Puerto Rico to approximately 8,000 customers. To support the Company’s customers’ requirements, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.